Exhibit  99.1


LIFECELL


NEWS RELEASE                                      FOR IMMEDIATE RELEASE

For Further Information Contact:
Steven T. Sobieski                                Kevin  McGrath
Chief Financial Officer                           Cameron  Associates
(908) 947-1106                                    (212)  245-8800
ssobieski@lifecell.com                            kevin@cameronassoc.com
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          LIFECELL APPOINTS MARTIN P. SUTTER TO THE BOARD OF DIRECTORS


BRANCHBURG,  N.J.,  DECEMBER  22, 2003 -- LifeCell Corporation (NASDAQ: LIFC), a
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leader  in  tissue regeneration through the development and commercialization of biological products to repair or replace the body's damaged tissue, announced today that Martin P. Sutter joined the Company's Board of Directors. Mr. Sutter replaced Jonathan Silverstein who had been a Board member since April 2002. As disclosed in a Company press release dated April 2, 2002, Mr. Silverstein originally agreed to serve on the Board for one year. He agreed to continue beyond his initial term until the Board completed a search for his replacement.

Mr. Sutter is a Managing Director at Essex Woodlands Health Ventures, one of the oldest and largest venture capital organizations focused exclusively on health care. Founded in 1985, Essex Woodlands Health Ventures manages approximately $1 billion in venture capital invested in six separate funds. Mr. Sutter began his career in management consulting with Peat Marwick, Mitchell & Co. in 1977 and shortly thereafter moved to Mitchell Energy & Development Corporation where he held various positions in operations, engineering and marketing. He founded the Woodlands Venture Capital Company in 1984 and Woodlands Venture Partners, an independent venture capital partnership, in 1988. During his tenure with both organizations, he founded and /or played a key role in the financing of a number of successful healthcare companies, including LifeCell. He currently serves on the board of directors of Confluent Surgical, EluSys Therapeutics, MicroMed
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Technology,  Rinat  Neuroscience  and  Sontra.
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Essex  Woodlands Health Ventures was the lead investor in the Company's recently completed private placement and currently owns approximately five percent of the Company's outstanding common stock.

"Marty's experience and his successful track record in the healthcare field will make him a valuable addition to our Board of Directors," said Paul G. Thomas, President and Chief Executive Officer of LifeCell. "We would also like to thank Jonathan Silverstein for his invaluable contributions as a board member since April 2002," Mr. Thomas added.


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ABOUT  LIFECELL
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LifeCell  is  a  leader  in  tissue  regeneration  through  the  development and commercialization of biological products for the repair and replacement of damaged or inadequate human tissue in numerous different clinical applications. The Company's patented tissue processing methods produce a unique regenerative tissue matrix - a complex three dimensional structure that contains proteins, growth factors and vascular channels - that provides a complete template for the regeneration of normal human tissue. LifeCell currently markets a broad range of products: AlloDerm(R), regenerative tissue matrix for skin grafting for burn and cancer patients and for reconstructive surgical procedures, through LifeCell's direct sales organization, and for periodontal surgery through BioHorizons, Inc.; Repliform(R), regenerative tissue matrix for urologic and gynecologic procedures, through a marketing agreement with Boston Scientific Corporation; Cymetra(R), a version of AlloDerm in particulate form for the correction of soft tissue defects, through LifeCell's direct sales organization and a co-promotion agreement with OMP, Inc.; Graft Jacket(TM), regenerative tissue matrix for orthopedic applications, through a distribution agreement with Wright Medical Technology, Inc.; and AlloCraft(TM)DBM, regenerative tissue matrix for bone grafting, through a marketing agreement with Stryker Howmedica Osteonics. The Company's ongoing product development programs include the application of its tissue matrix technology to orthopedic, vascular and nerve tissue repair; investigation of human tissues as carriers for therapeutics; Thrombosol(TM), a formulation for extended storage of platelets and technologies to enhance the storage of red blood cells for transfusion. Visit the LifeCell website at www.lifecell.com.
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